MERRILL LYNCH SERIES FUND, INC.

NATURAL RESOURCES PORTFOLIO

SERIES #8

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/12/01	FMC Technologies	$176,000	$221,000,000	CS First Boston
11/02/01	Pogo Producing	$71,400	$156,459,432	Goldman Sachs
12/06/01	Aluminum Corp of China	$125,599	$412,072,983	Morgan Stanley
		$	$
		$	$
		$	$